UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 24, 2013

TE CONNECTIVITY LTD.

(Exact Name of Registrant as Specified in its Charter)

Switzerland	98-0518048
(Jurisdiction of Incorporation)	(IRS Employer Identification Number)

001-33260
(Commission File Number)

Rheinstrasse 20

CH-8200 Schaffhausen

Switzerland

(Address of Principal Executive Offices, including Zip Code)

+41 (0)52 633 66 61

(Registrant’s Telephone Number, including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.  Results of Operations and Financial Condition

See restructuring charges reported under Item 2.05 below for the second quarter of fiscal 2013, which information is incorporated by reference in this Item 2.02.

Item 2.05.  Costs Associated with Exit or Disposal Activities

On November 5, 2012, TE Connectivity Ltd. (the “Company”) filed a Current Report on Form 8-K (as amended by Form 8-K/A filed on January 28, 2013) in which it disclosed planned restructuring actions. The Company is filing this Current Report on Form 8-K/A to amend the prior Current Reports to update its disclosure regarding planned restructuring actions.

On November 5, 2012, the Company announced in a Current Report on Form 8-K its intent to initiate restructuring actions in response to the weaker than expected economic environment by consolidating manufacturing operations and instituting reductions in force that will impact all geographic regions, and disclosed in its amended Current Report on Form 8-K/A filed on January 28, 2013 revised expected restructuring charges and cash expenditures. The Company now expects to incur net restructuring charges of approximately $275 million during fiscal 2013, of which approximately $178 million was incurred during the first six months of fiscal 2013. The restructuring actions are associated with headcount reductions and manufacturing site closures impacting all segments. Cash spending related to restructuring was $72 million during the first six months of fiscal 2013. The Company expects total cash spending, which will be funded with cash from operations, to be approximately $180 million in fiscal 2013. Cash spending is primarily comprised of employee-related termination benefits.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TE CONNECTIVITY LTD.
(Registrant)

By:	/s/ Harold G. Barksdale
Harold G. Barksdale
Corporate Secretary

Date: April 29, 2013